Exhibit 4.1

NUMBER 1 SHARES INCORPORATED UNDER THE LAWS OF THE COMMONWEALTH OF VIRGINIA SHARES **10,000**

HOMETOWN BANKSHARES CORPORATION

TOTAL AUTHORIZED ISSUE

5,000,000 SHARES PREFERRED STOCK

PAR VALUE $1.00 EACH

See reverse for

Certain definitions

**SEE REVERSE FOR RESTRICTIONS**

This is to certify that UNITED STATES DEPARTMENT OF THE TREASURY is the owner of *************Ten Thousand (10,000) SERIES A********************** fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.

Witness, the seal of the corporation and the signatures of its duly authorized officers.

Dated September 18, 2009

William C. Moses Secretary

S. K. Still President

© 1999 CORPEX BANKNOTE CO., BAY SHORE N.Y.